Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 449-9669	Tuesday, November 8, 2011

NACCO INDUSTRIES, INC.
ANNOUNCES THIRD QUARTER 2011 RESULTS AND
AUTHORIZATION OF $50 MILLION STOCK REPURCHASE PROGRAM

Cleveland, Ohio, November 8, 2011 - NACCO Industries, Inc. (NYSE: NC) today announced consolidated net income of $25.7 million, or $3.05 per diluted share on revenues of $823.4 million for the third quarter of 2011 compared with consolidated net income of $13.5 million, or $1.62 per diluted share on revenues of $664.9 million for the third quarter of 2010.

NACCO and Subsidiaries Consolidated Third Quarter Highlights
Key perspectives on NACCO's third quarter results are as follows:

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NACCO Materials Handling Group's (“NMHG”) net income for the third quarter of 2011 was $17.5 million compared with net income of $3.8 million in 2010. Net income improved primarily due to higher sales volumes on units and parts, the favorable effect of price increases, which fully offset material cost increases, the absence of losses on the sale of certain retail operations recorded in the prior year and a $2.9 million pre-tax benefit from the elimination of post-retirement life insurance benefits and certain post-retirement medical benefits. Higher employee-related costs resulting from the full restoration in 2011 of compensation and benefits, which were only partially restored in 2010, unfavorable foreign currency effects and higher income tax expense partially offset the improvements to net income.

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Hamilton Beach's net income was $4.1 million in the third quarter of 2011 compared with net income of $5.6 million in 2010. The decline in net income was primarily the result of higher product costs and a charge of $1.3 million, $0.8 million after taxes of $0.5 million, for the write-off of a capital lease asset, partially offset by lower employee-related costs, favorable foreign currency movements and lower income tax expense.

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Kitchen Collection's third quarter 2011 net loss increased to $0.5 million from a net loss of $0.1 million in 2010 primarily as a result of an increase in selling, general and administrative expenses mainly due to higher corporate employee-related costs, increased store costs due to an increase in the number of stores and higher employee-related and rent expenses at Kitchen Collection® comparable stores, partially offset by the favorable effect of closing unprofitable stores.

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North American Coal's third quarter 2011 net income declined to $5.8 million from $11.0 million in 2010. The decrease was primarily the result of a decline in operations at the consolidated mining operations due mainly to significant unplanned customer outages, as well as a reduction in other customer requirements, higher employee-related costs and reduced royalties.

•
NACCO and Other, which includes parent company operations, had a net loss of $0.7 million in the third quarter of 2011 compared with a net loss of $6.1 million in 2010. The improvement was primarily the result of the absence of $6.1 million, or $4.0 million after tax of $2.1 million, of litigation expenses incurred in 2010 related to the Company's failed 2006 Applica transaction.

The Company reported consolidated net income for the nine months ended September 30, 2011 of $107.7 million, or $12.81 per diluted share, on revenues of $2.4 billion. This compared with consolidated net income of $41.1 million, or $4.93 per diluted share, on revenues of $1.8 billion for the first nine months of 2010. Net income for 2011 includes the receipt of $60.0 million, or $39.0 million after taxes of $21.0 million, related to the Applica litigation settlement in the first quarter of 2011. This settlement was partially offset by litigation costs of $2.8 million, or $1.8 million after taxes of $1.0 million, also incurred in the first quarter of 2011.

Detailed Discussion of Results

NMHG - Third Quarter Results
NMHG reported net income of $17.5 million on revenues of $628.8 million for the third quarter of 2011 compared with net income of $3.8 million on revenues of $442.9 million for the third quarter of 2010. Operating profit was $24.1 million for the third quarter of 2011 compared with operating profit of $8.2 million in 2010. Both third quarters reflect the normal seasonal plant shutdown and costs associated with customary third quarter production schedules at the manufacturing plants.
Revenues increased 42 percent in the third quarter of 2011 compared with the third quarter of 2010 primarily as a result of a significant increase in unit volume in all geographic markets, favorable foreign currency movements primarily as the euro strengthened against the U.S. dollar and the favorable effect of unit price increases implemented in late 2010 and early 2011, primarily in the Americas and Europe.
In the third quarter of 2011, worldwide new unit shipments increased to approximately 19,600 units from shipments of approximately 15,400 units in the third quarter of 2010. NMHG's worldwide backlog was approximately 25,600 units at September 30, 2011 compared with approximately 24,500 units at September 30, 2010 and approximately 25,100 units at June 30, 2011.
NMHG's 2011 third quarter net income increased significantly compared with the third quarter of 2010 primarily due to higher sales volumes on units and parts, the favorable effect of price increases, which fully offset material cost increases, the absence of losses on the sale of certain retail operations recorded in the prior year and a $2.9 million pre-tax benefit from the elimination of post-retirement life insurance benefits and certain post-retirement medical benefits. An increase in employee-related expenses resulting from the full restoration in 2011 of compensation and benefits, which were only partially restored in the third quarter of 2010, unfavorable foreign currency effects primarily from the weakening of the U.S. dollar against the euro and Japanese yen and the absence of a prior year benefit related to the release of deferred gains on foreign currency contracts into earnings, and higher income tax expense as a result of higher pre-tax income in 2011 partially offset the improvement in net income.
For the nine months ended September 30, 2011, NMHG reported net income of $59.0 million on revenues of $1.9 billion compared with net income of $19.1 million on revenues of $1.2 billion for the first nine months of 2010.

NMHG - Outlook
For the fourth quarter of 2011 and for 2012, NMHG expects growth in global lift truck markets to moderate, with modest growth in the lift truck markets in the Americas and Asia-Pacific and volumes comparable to prior periods in Europe and China. With these market prospects, NMHG anticipates that unit booking and shipment levels in the fourth quarter of 2011 will be moderately higher than in the fourth quarter of 2010. For 2012, NMHG expects a slight increase in unit booking and shipment levels compared with 2011. Backlog is expected to remain relatively steady in the fourth quarter of 2011 and in 2012. Parts volume is also expected to improve modestly in the fourth quarter of 2011 and in 2012. NMHG will continue to monitor ongoing market conditions and adjust manufacturing levels as necessary. NMHG does not currently anticipate significant supply chain constraints or disruptions.
NMHG anticipates increases in material costs, particularly steel, in the fourth quarter of 2011 and in 2012. As a result, price increases already implemented and proposed for the fourth quarter of 2011, are expected to offset a significant portion of these anticipated higher material costs in the fourth quarter of 2011 and in 2012. Although commodity costs have stabilized and slightly decreased over the past month, these markets are highly volatile and commodity price increases are expected in 2012, which could result in further increases in the costs of components and materials. Accordingly, the company will also continue to monitor economic conditions and their resulting effects on costs to determine the need for future price increases.
NMHG's new electric-rider, warehouse, internal combustion engine and big truck product development programs are continuing to move forward.  The new electric-rider lift truck program is bringing a full line of newly designed products to market.  The company launched a new electric lift truck in June of 2011 and expects to launch another electric-rider lift truck in this series in the fourth quarter of 2011.  The final two models in this electric-rider lift truck program are expected to be launched in the first half of 2012.  In addition, NMHG introduced a new medium-duty internal combustion engine lift truck in Europe in the third quarter of 2011 to complement the product launched in the Americas in July 2010.  The company also introduced a new light-duty internal combustion engine series of lift trucks in Latin America in the third quarter of 2011 and expects to introduce this series in North America in 2012. Finally, NMHG introduced an upgraded 8-16-ton big truck in the second quarter of 2011.  All of these new products are expected to help enhance customer satisfaction, improve revenues and enhance operating margins.
Overall, fourth quarter 2011 net income is expected to improve modestly compared with the fourth quarter of 2010, reflecting higher unit and parts volumes coupled with price increase, which are anticipated to be partially offset by increased material costs, higher employee-related expenses due to improved earnings in 2011, significant adverse foreign currency movements and an anticipated shift in sales mix to lower margin distribution channels and lift truck models. Cash flow before financing activities for the full year 2011 is expected to be higher than in 2010.
Longer term, NMHG is focused on improving margins on new lift truck units, especially in its internal combustion engine business, as a result of new products which have been or are expected to be introduced. In addition, NMHG has an objective of gaining market share through these new products, which meet a broad range of market applications cost effectively, and through enhancements to its independent dealer network.

Hamilton Beach - Third Quarter Results
Hamilton Beach reported net income of $4.1 million for the third quarter of 2011 on revenues of $126.7 million, compared with net income of $5.6 million for the third quarter of 2010 on revenues of $133.3 million.
Revenues decreased in 2011 compared with 2010 primarily as a result of lower unit sales volumes in the U.S. consumer retail market. Increased unit sales volumes in the international retail market partially offset the decline in U.S. consumer sales.
The decline in net income in the third quarter of 2011 compared with the 2010 third quarter was mainly the result of higher product costs and a charge of $1.3 million, $0.8 million after taxes of

$0.5 million, for the write-off of a capital lease asset no longer being leased. Lower employee-related expenses, favorable foreign currency movements and lower income tax expense in 2011 compared with 2010 partially offset the decrease in net income.
For the nine months ended September 30, 2011, Hamilton Beach reported net income of $6.4 million on revenues of $331.6 million compared with net income of $12.8 million on revenues of $339.2 million for the first nine months of 2010.

Hamilton Beach - Outlook
The middle-market portion of the small kitchen appliance market in which Hamilton Beach participates has weakened over the course of 2011 and is expected to remain soft during the fourth quarter of 2011 and in 2012. Hamilton Beach's target consumer, the mass-market consumer, continues to struggle with financial concerns and high unemployment rates. As a result, sales volumes in this segment of the U.S. consumer market are expected to remain under pressure. International and commercial product markets are expected to remain strong, and this strength is expected to drive revenue growth.
In addition, Hamilton Beach continues to focus on strengthening its market position through product innovation, promotions, increased placements and branding programs, together with appropriate levels of advertising for the company's highly successful Brewstation® coffee maker and Stay-or-Go® slow cooker lines. Hamilton Beach expects the new Melitta-branded beverage appliances, introduced in late 2010, to continue to gain market position over time. The company is also continuing to introduce innovative products in several small appliance categories.  In the third quarter of 2011, Hamilton Beach launched The ScoopTM, a single serve coffee maker, and the DurathonTM iron product line. These products, as well as other new product introductions in the pipeline for the fourth quarter of 2011 and 2012, along with solid placements and promotional programs for the holiday-selling season, are expected to positively affect revenues and operating profit. However, as a result of the weak U.S. consumer market, Hamilton Beach currently anticipates revenues for the fourth quarter of 2011 to be comparable to the fourth quarter of 2010, with a modest increase in 2012 revenues compared with 2011.
Overall, Hamilton Beach expects fourth quarter 2011 net income to be comparable to the fourth quarter of 2010 and expects full-year 2011 net income to be lower than 2010 due to margin pressure from increased product and transportation costs. Hamilton Beach continues to monitor commodity costs closely and expects to adjust product prices and placements as appropriate if product costs continue to increase. Nonetheless, price increases are not expected to fully offset cost increases in 2011. Hamilton Beach anticipates that 2011 cash flow before financing activities will be higher than in 2010.
Longer term, Hamilton Beach will continue to work to improve revenues and profitability by remaining focused on developing consumer-driven innovative products, improving efficiencies, reducing costs, increasing pricing when needed, gaining placements and pursuing additional strategic growth opportunities, specifically in the stronger international markets.

Kitchen Collection - Third Quarter Results
Kitchen Collection reported a net loss of $0.5 million on revenues of $48.9 million for the third quarter of 2011 compared with a net loss of $0.1 million on revenues of $47.5 million for the third quarter of 2010.
Kitchen Collection's third quarter 2011 revenues increased compared with the third quarter of 2010 primarily due to sales at newly opened Kitchen Collection® and Le Gourmet Chef® stores. The increase in revenue was partially offset by the effect of closing unprofitable Le Gourmet Chef® and Kitchen Collection® stores after September 30, 2010.

At September 30, 2011, Kitchen Collection® operated 250 stores compared with 219 stores at September 30, 2010. Le Gourmet Chef® operated 62 stores at September 30, 2011 compared with 66 stores at September 30, 2010. At year-end 2010, Kitchen Collection® and Le Gourmet Chef® operated 234 and 66 stores, respectively.
Kitchen Collection reported a higher net loss in the third quarter of 2011 compared with the third quarter of 2010 primarily as a result of an increase in selling, general and administrative expenses mainly due to higher corporate employee-related costs, increased store costs as a result of the operation of 27 more stores than the comparable 2010 third quarter and increased store employee-related and rent expenses at Kitchen Collection® comparable stores. The favorable effect of closing unprofitable stores partially offset the increase in the net loss.
For the nine months ended September 30, 2011, Kitchen Collection reported a net loss of $6.5 million on revenues of $129.8 million compared with a net loss of $3.7 million on revenues of $131.2 million for the first nine months of 2010.

Kitchen Collection - Outlook
The uncertain economy, high unemployment rates and fuel prices, along with other consumer financial concerns, are expected to continue to affect consumer sentiment and limit spending levels for Kitchen Collection's target customer, creating a challenging retail environment in the fourth quarter of 2011 and in 2012. However, the company expects to have an increased number of Kitchen Collection® stores in the fourth quarter holiday-selling season and in 2012. As a result, Kitchen Collection expects 2011 fourth quarter and full year revenue to increase compared with 2010 and expects revenue in 2012 to increase compared with 2011.
Kitchen Collection expects an increase in fourth quarter net income compared with the fourth quarter of 2010 primarily as a result of the significant increase in the number of stores in 2011. However, Kitchen Collection anticipates a modest decline in full year 2011 net income and cash flow before financing activities compared with 2010, as fourth quarter improvements are not expected to offset lower sales at comparable stores and the larger losses in the first nine months of 2011, resulting from costs incurred with the warehouse consolidation and unusually high repairs and maintenance expenses associated with improvements to older stores, as well as costs associated with a change in the company's merchandising approach in 2011. These costs are not expected to recur in 2012. Kitchen Collection expects the favorable momentum from the fourth quarter of 2011 to continue in 2012 and expects improvements in operating results at both store formats in 2012 as new stores are opened. In addition, Kitchen Collection anticipates improvements in operating results as the company continues its ongoing program of closing underperforming stores, as a result of further improvements in its store formats and layouts at both the Kitchen Collection® and Le Gourmet Chef® stores and as a result of further refinements of its promotional offers and merchandise mix in both store formats which are expected to further enhance sales and margins. The renegotiation of store leases and the combination of its two distribution centers into one larger, more efficient facility are also expected to contribute to improved results. The company anticipates increased product and transportation costs in the remainder of 2011 and 2012 but expects to offset these increased costs through price increases and other actions as needed.
Longer term, Kitchen Collection plans to focus on enhancing sales volume and profitability by refining its store formats, strengthening its merchandise mix, store displays and appearance and optimizing store selling space. Kitchen Collection also expects to drive profitability by achieving store growth in the Kitchen Collection® and Le Gourmet Chef® outlet and traditional mall store formats over the longer term while maintaining disciplined cost control, as well as evaluating and closing underperforming stores as appropriate. In the near term, growth in the number of stores will be focused on the Kitchen Collection® format. When adequate profit prospects are demonstrated for the Le Gourmet Chef® format, the company's expansion focus will shift to increasing the number of these stores as well.

North American Coal - Third Quarter Results
North American Coal's net income for the third quarter of 2011 was $5.8 million on revenues of $21.0 million compared with net income of $11.0 million on revenues of $42.4 million for the third quarter of 2010. On December 31, 2010, North American Coal's contract at the San Miguel Mine expired. Third quarter 2010 results included $11.1 million of revenue and $0.3 million of operating profit related to operating the San Miguel Mine.
North American Coal's deliveries for the third quarter of 2011 compared with the third quarter of 2010 are as follows:

	2011	2010
Coal deliveries (tons)	(in millions)
Consolidated mine(s)	0.7	1.9
Unconsolidated mines	6.4	6.9
Total coal deliveries	7.1	8.8
Limerock deliveries (cubic yards)	3.1	5.4
Revenues decreased 51 percent in the third quarter of 2011 compared with the third quarter of 2010 primarily due to the expiration of the San Miguel contract and fewer deliveries at the consolidated mining operations as a result of a significant number of unplanned outage days at a customer's power plant and reduced customer requirements at the limerock dragline mining operations. A decrease in royalties received from third parties also contributed to the decline in the third quarter 2011 revenues.
Net income for the third quarter of 2011 decreased compared with the third quarter of 2010 primarily due to a decline in results at the consolidated mining operations, mainly as a result of significant unplanned outages at a customer's power plant, fewer deliveries and higher cost of coal sold as a result of reduced production levels which were implemented to match customer inventory requirements, as well as higher employee-related costs and reduced royalties.
For the nine months ended September 30, 2011, North American Coal reported net income of $17.5 million on revenues of $58.3 million compared with net income of $30.4 million on revenues of $122.3 million for the first nine months of 2010.

North American Coal - Outlook
North American Coal expects steady operating performance at its coal mining operations in the fourth quarter of 2011 and in 2012. However, tons delivered at the coal mines in the fourth quarter of 2011 are expected to be lower than in 2010 as a result of the expiration of the San Miguel Mine contract in December 2010, significant maintenance outages at a customer's power plant and overall lower customer requirements. Tons delivered in 2012 are expected to be slightly higher than 2011 provided customers continue to achieve currently planned power plant operating levels. Royalty and other income in 2011 is also expected to be lower than 2010, with 2012 expected to be comparable to or slightly higher than 2011.
Limerock deliveries are expected to be significantly lower in the fourth quarter of 2011 than the fourth quarter of 2010 and the third quarter of 2011, with an additional modest decrease in 2012. In 2010, North American Coal's limerock customers in the Florida lake belt region required higher limerock deliveries as they rebuilt stockpiles that had been significantly diminished as a result of an unfavorable legal ruling that set aside mining permits in 2009. With the completion of this build up and customer projections for a continued weakness in the southern Florida housing and construction markets, customer requirements are expected to be lower for the remainder of 2011 and in 2012.
The new unconsolidated mines, which are in the development stage and will not be in full production for several years, are expected to continue to generate modest income during the fourth quarter of 2011 and in 2012. In addition, in early 2011, North American Coal finalized a new agreement to provide services to operate a refined coal processing facility through 2018. This agreement is expected to continue to generate modest income during the fourth quarter of 2011.
North American Coal also has new project opportunities for which it expects to continue to incur additional expenses in the fourth quarter of 2011 and in 2012. In particular, the company continues to move forward to obtain a permit for its Otter Creek reserve in North Dakota in preparation for the expected construction of a new mine. The permit is anticipated to be issued in the first half of 2012.
Overall, North American Coal expects 2011 fourth quarter net income to be comparable to the fourth quarter of 2010. However, full year net income for 2011 is expected to decrease significantly compared with 2010 mainly as a result of the absence of the reimbursement of previously expensed costs of $7.4 million, or $4.4 million after tax of $3.0 million, received in 2010, substantially reduced royalties and continuing unplanned maintenance outages at a customer's power plant in 2011. Higher selling, general and administrative expenses and the absence of San Miguel are also expected to contribute to the decline in full year net income. Cash flow before financing activities in 2011 is expected to be significant but lower than 2010.
Over the longer term, North American Coal expects to continue its efforts to develop new mining projects. The company is actively pursuing domestic opportunities for new coal mining projects, which include prospects for power generation, coal-to-liquids, coal gasification and other clean coal technologies. Furthermore, the company is encouraged that new international value-added mining services projects for coal may become available. North American Coal also continues to pursue additional non-coal mining opportunities.

Stock Repurchase Program Authorization
NACCO's Board of Directors approved the repurchase of up to $50 million of the Company's outstanding Class A common stock. The timing and amount of any repurchases will be determined at the discretion of the Company's management based on a number of factors, including the availability of capital, other capital allocation alternatives and market conditions for the Company's Class A common stock. The authorization for the repurchase program expires on December 31, 2012. The share repurchase program does not require the Company to acquire any specific number of shares. It may be modified, suspended, extended or terminated by the Company at any time without prior notice and may be executed through open market purchases, privately negotiated transactions or otherwise. All or part of the repurchases may be implemented under a Rule 10b5-1 trading plan, which would allow repurchases under pre-set terms at times when the Company might otherwise be prevented from doing so.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Wednesday, November 9, 2011 at 11:00 a.m. eastern time. The call may be accessed by dialing (888) 680-0860 (Toll Free) or (617) 213-4852 (International), Pass code: 43847496, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through November 16, 2011. The online archive of the broadcast will be available on the NACCO Industries website.

Non-GAAP and Other Measures
For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company's net income.
For purposes of this earnings release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
NMHG: (1) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, (2) the ability of NMHG's dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) customer acceptance of pricing, (4) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (5) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (6) delays in manufacturing and delivery schedules, (7) bankruptcy of or loss of major dealers, retail customers or suppliers, (8) customer acceptance of, changes in the costs of, or delays in the development of new products, (9) introduction of new products by, or more favorable product pricing offered by, NMHG's competitors, (10) product liability or other litigation, warranty claims or returns of products, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives and (12) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry and (11) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.

Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of the uncertain economy, high unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close unprofitable stores and (7) increased competition.
North American Coal: (1) changes in tax laws or regulatory requirements, including changes in power plant emission regulations and health, safety or environmental legislation, (2) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (3) changes in mining permit requirements that could affect deliveries to customers, (4) weather conditions, extended power plant outages or other events that would change the level of customers' coal or limerock requirements, which would have an adverse effect on results of operations, (5) weather or equipment problems that could affect deliveries to customers, (6) changes in the power industry that would affect demand for North American Coal's reserves, (7) changes in the costs to reclaim current North American Coal mining areas or NACCO's closed mining operations, (8) costs to pursue and develop new mining opportunities and (9) the outcome of legal challenges to the regulatory approvals necessary to construct the Liberty Mine and the Ratcliffe Plant in Mississippi.

About NACCO
NACCO Industries, Inc. is an operating holding company with subsidiaries in the following principal industries: lift trucks, small appliances, specialty retail and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. The North American Coal Corporation mines and markets coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
	(In millions, except per share data)

Revenues	$823.4	$664.9	$2,379.9	$1,821.3
Cost of sales	685.9	534.8	1,967.9	1,462.4
Gross profit	137.5	130.1	412.0	358.9
Earnings of unconsolidated mines	11.1	11.3	32.7	31.3
Operating expenses
Selling, general and administrative expenses	111.1	105.2	340.9	303.8
Restructuring reversal	—	—	—	(1.9)
Loss on sale of assets	0.1	4.1	—	4.7
Operating profit	37.4	32.1	103.8	83.6
Other (income) expense
Interest expense	6.4	7.0	18.7	20.7
Applica settlement and litigation costs	—	6.1	(57.2)	13.0
Other	(0.9)	(0.4)	(2.9)	(1.4)
Income before income taxes	31.9	19.4	145.2	51.3
Income tax provision	6.2	6.1	37.6	10.4
Net loss attributable to noncontrolling interest	—	0.2	0.1	0.2
Net income attributable to stockholders	$25.7	$13.5	$107.7	$41.1

Basic earnings per share attributable to stockholders:
Basic earnings per share	$3.06	$1.62	$12.85	$4.94

Diluted earnings per share attributable to stockholders:
Diluted earnings per share	$3.05	$1.62	$12.81	$4.93

Cash dividends per share	$0.5325	$0.5225	$1.5875	$1.5625

Basic weighted average shares outstanding	8.395	8.332	8.382	8.327
Diluted weighted average shares outstanding	8.416	8.346	8.407	8.338

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
	(In millions)
Revenues
NMHG	$628.8	$442.9	$1,863.4	$1,231.8
Hamilton Beach	126.7	133.3	331.6	339.2
Kitchen Collection	48.9	47.5	129.8	131.2
North American Coal	21.0	42.4	58.3	122.3
NACCO and Other	—	—	—	—
Eliminations	(2.0)	(1.2)	(3.2)	(3.2)
Total	$823.4	$664.9	$2,379.9	$1,821.3

Operating profit (loss)
NMHG	$24.1	$8.2	$82.0	$28.3
Hamilton Beach	7.9	10.9	14.8	26.1
Kitchen Collection	(0.6)	0.1	(10.3)	(5.7)
North American Coal	7.0	15.0	21.8	41.7
NACCO and Other	(0.9)	(2.0)	(4.5)	(6.8)
Eliminations	(0.1)	(0.1)	—	—
Total	$37.4	$32.1	$103.8	$83.6

Income (loss) before income taxes
NMHG	$21.6	$4.7	$73.8	$18.2
Hamilton Beach	5.8	9.1	9.6	20.5
Kitchen Collection	(0.8)	(0.1)	(10.7)	(6.1)
North American Coal	6.5	14.3	20.7	39.6
NACCO and Other	(1.1)	(8.5)	51.8	(20.9)
Eliminations	(0.1)	(0.1)	—	—
Total	$31.9	$19.4	$145.2	$51.3

Net income (loss) attributable to stockholders
NMHG	$17.5	$3.8	$59.0	$19.1
Hamilton Beach	4.1	5.6	6.4	12.8
Kitchen Collection	(0.5)	(0.1)	(6.5)	(3.7)
North American Coal	5.8	11.0	17.5	30.4
NACCO and Other	(0.7)	(6.1)	33.0	(14.4)
Eliminations	(0.5)	(0.7)	(1.7)	(3.1)
Total	$25.7	$13.5	$107.7	$41.1

(All amounts are subject to annual audit by our independent registered public accounting firm.)